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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                            (Amendment No. __)/1/
                                              ---

                            SPECIALTY CATALOG CORP.
     ______________________________________________________________________
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
     ______________________________________________________________________
                         (Title or Class of Securities)

                                  84748Q-10-3
     ______________________________________________________________________
                                 (CUSIP Number)

                               December 31, 1998
     ______________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ] Rule 13d-1(b)
  [x] Rule 13d-1(c)
  [ ] Rule 13d-1(d)

    /1/The remainder of this cover page shall be filled out for a reporting
---
person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             (Page 1 of 5 Pages)
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CUSIP No. 84748Q-10-3      13G   Page  2  of 5 Pages

 1     NAMES OF REPORTING PERSONS
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Martin Franklin
------------------------------------------------------------------------------

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
                                (a)                                        [ ]
       N/A                      (b)                                        [ ]
------------------------------------------------------------------------------
 3
       SEC USE ONLY

------------------------------------------------------------------------------
 4     CITIZENSHIP OF PLACE OR ORGANIZATION

       United States of America
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                             5   SOLE VOTING POWER

   NUMBER OF                     228,188
    SHARES                   -------------------------------------------------
  BENEFICIALLY               6   SHARED VOTING POWER
   OWNED BY
     EACH                        0
   REPORTING                 -------------------------------------------------
    PERSON                   7   SOLE DISPOSITIVE POWER
     WITH
                                 228,188
                             -------------------------------------------------
                             8   SHARED DISPOSITIVE POWER

                                 0
------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       228,188
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

       N/A                                                                 [ ]
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.09% (See Item 4(b) and footnote 2 thereto)
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
------------------------------------------------------------------------------
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CUSIP No. 84748Q-10-3      13G   Page  3  of 5 Pages

ITEM 1(a).  NAME OF ISSUER:

            Specialty Catalog Corp., a Delaware corporation (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            The principal executive office of the Company is located at 21 Bristol Drive, South Easton, Massachusetts 02375.

ITEM 2(a).  NAME OF PERSON FILING:

            Martin Franklin (the "Reporting Person").

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The address of the Reporting Person is c/o Specialty Catalog Corp., 21 Bristol Drive, South Easton, Massachusetts 02375.

ITEM 2(c).  CITIZENSHIP:

            United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.01 par value per share

ITEM 2(e).  CUSIP NUMBER:

            84748Q-10-3
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 CUSIP NO. 84748Q-10-3              13G   PAGE  4  OF 5 PAGES

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

  (a) [ ] Broker or dealer registered under Section 15 of the Act.
  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act.
  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
  (e) [ ] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
  (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
  (g) [ ] Parent holding company, in accordance with Rule 13d-1(b) (1)(ii)(G).
  (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
  (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

ITEM 4. OWNERSHIP:

  (a)  Amount beneficially owned:  228,188 shares
  (b)  Percent of class:  5.09%/2/
  (c)  Number of shares as to which such person has:

       (i)  Sole Power to vote or to direct the vote:  228,188 shares
      (ii)  Shared power to vote or to direct the vote: 0
     (iii) Sole power to dispose or to direct the disposition of: 228,188 shares
      (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        Not applicable.

------------
   /2/ Based upon an aggregate of 4,481,986 shares outstanding at December 31, 1998 as reported by the Company to the Reporting Person.
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CUSIP NO. 84748Q-10-3              13G   PAGE  5  OF 5 PAGES

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON:

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY:

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 9, 1999
                                                  ---------------------
                                                        (Date)

                                                  /s/ Martin Franklin
                                                  ------------------------
                                                     Martin Franklin